UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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MILLER INDUSTRIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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8503 Hilltop Drive

Ooltewah, Tennessee 37363

(423) 238-4171

NOTICE OF ANNUAL MEETING OF

SHAREHOLDERS

TO BE HELD MAY 27, 2016

The annual meeting of shareholders of Miller Industries, Inc. (the “Company”) will be held at 9:00 a.m. (Eastern Time), on Friday, May 27, 2016, at 879 College Drive, Dalton, Georgia 30720, for the following purposes:

1.	to elect five directors to hold office for a term of one year or until their successors are duly elected and qualified;

2.	to approve a non-binding resolution to approve the compensation of the Company’s named executive officers; and

3.	to transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on April 5, 2016 are entitled to notice of and to vote at the annual meeting. Your attention is directed to the proxy statement accompanying this notice for a complete statement regarding matters to be acted upon at the annual meeting.

By order of the Board of Directors,

/s/ Frank Madonia

Frank Madonia
Secretary

Ooltewah, Tennessee

April 20, 2016

We urge you to attend the annual meeting. Whether or not you plan to attend, please complete, date and sign the enclosed proxy card and return it in the enclosed postage-paid envelope, or submit your proxy by Internet or telephone as described on the enclosed proxy card. You may revoke your proxy at any time before it is voted.

MILLER INDUSTRIES, INC.

8503 Hilltop Drive

Ooltewah, Tennessee 37363

(423) 238-4171

PROXY STATEMENT FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 27, 2016

GENERAL

This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Miller Industries, Inc. (the “Company” or “Miller Industries”) for use at the Company’s 2016 annual meeting of shareholders (the “Annual Meeting”) to be held at 879 College Drive, Dalton, Georgia 30720, on Friday, May 27, 2016, at 9:00 a.m. (Eastern Time), and any adjournments or postponements thereof. It is anticipated that this proxy statement and the accompanying proxy card will first be mailed to shareholders on or about April 22, 2016.

Only holders of the Company’s common stock, $0.01 par value per share (the “Common Stock”), at the close of business on April 5, 2016 are entitled to notice of and to vote at the Annual Meeting. On such date, the Company had issued and outstanding 11,345,560 shares of Common Stock. A list of all shareholders entitled to vote will be available for inspection at the Annual Meeting.

VOTING PROCEDURES

A majority of shares entitled to vote and represented in person or by proxy at the Annual Meeting will constitute a quorum. Abstentions and broker non-votes will be counted for the purpose of determining a quorum. Each outstanding share of Common Stock is entitled to one vote.

The election of a nominee to the Board of Directors requires a plurality of the votes cast by holders of shares of Common Stock present in person or represented by proxy at the Annual Meeting. Therefore, those nominees receiving the greatest number of votes at the Annual Meeting shall be elected, even though such nominees may not receive a majority of the votes cast. The proposal to approve the non-binding resolution to approve the compensation of the Company’s named executive officers will be approved if the number of votes cast in favor of approving the non-binding resolution exceeds those cast against it.

Abstentions and broker non-votes will be included in determining whether a quorum is present at the Annual Meeting, but will otherwise have no effect on any other matter. A broker non-vote occurs when a proxy received from a broker or other nominee holding shares on behalf of a client does not contain voting instructions on a “non-routine” matter because the broker or nominee has not received specific voting instructions from the client with respect to such non-routine matter. The proposals in this proxy statement are non-routine matters and accordingly the brokerage firm cannot vote your shares on those proposals without your instructions.

If you hold shares of Common Stock in your own name as holder of record, you may give a proxy to be voted at the Annual Meeting in any of the following ways: (i) over the telephone by calling a toll-free number; (ii) electronically, using the Internet; or (iii) by completing, signing and mailing the enclosed printed proxy card. If you are a shareholder of record and would like to submit your proxy vote by telephone or Internet, you should refer to the specific instructions provided on the enclosed proxy card. If you are a shareholder of record and wish to submit your proxy by mail, you should sign and return the proxy card in accordance with the instructions thereon prior to the Annual Meeting. Additionally, a holder of record may vote in person by completing a ballot at the Annual Meeting. Even if you currently plan to attend the Annual Meeting, the Company recommends that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

If you hold shares of Common Stock through a broker or other nominee (i.e., in “street name”), the broker or nominee should provide instructions on how you may instruct the broker or other nominee to vote those shares on your behalf.

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A shareholder of record who votes over the Internet or by telephone may revoke the proxy by: (i) attending the Annual Meeting, notifying the Secretary of the Company (or his delegate), and voting in person; or (ii) voting again over the Internet or by telephone by no later than 1:00 a.m. (Central time) on May 27, 2016. A shareholder of record who signs and returns a proxy may revoke such shareholder’s proxy at any time before it has been exercised by: (i) attending the Annual Meeting, notifying the Secretary of the Company (or his delegate), and voting in person; (ii) filing with the Secretary of the Company a written revocation; or (iii) executing and delivering a timely and valid proxy bearing a later date. Unless revoked, where a choice is specified on the proxy, the shares represented thereby will be voted in accordance with such choice. If no choice is specified, such shares will be voted FOR the election of each of the five director nominees, and in the discretion of the proxy holders on any other matter that may properly come before the meeting. If you hold shares of Common Stock in street name you must follow the instructions given by your broker or nominee to change your voting instructions.

The Board of Directors has designated William G. Miller, William G. Miller, II and Frank Madonia, and each or any of them, to vote on its behalf the proxies being solicited hereby. The Board of Directors knows of no matters which are to be brought to a vote at the Annual Meeting other than those set forth in the accompanying Notice of Annual Meeting. However, if any other matter properly does come before the Annual Meeting, the persons appointed in the proxy, or their substitutes, will vote in accordance with their best judgment on such matters.

NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

The Company posted materials related to the Annual Meeting on the Internet. The following materials are available on the Internet at www.shareholdermaterial.com/MillerIndustries:

●	this proxy statement for the Annual Meeting; and

●	the Company’s 2015 Annual Report to Shareholders (which includes the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, other than the exhibits thereto).

PROPOSAL 1

ELECTION OF DIRECTORS

Introduction

Pursuant to the Company’s Charter and Bylaws, the Board of Directors has fixed the number of directors at five. The members of the Board of Directors comprise a single class, and at each annual meeting of shareholders all directors are elected. The directors elected at the Annual Meeting will serve until the annual meeting of shareholders in 2017, or until their successors are duly elected and qualified. The Board of Directors may fill directorships resulting from vacancies, and may increase or decrease the number of directors to as many as fifteen or as few as three. Executive officers are appointed annually and serve at the discretion of the Board of Directors.

Upon the recommendation of the Nominating Committee, the Board of Directors has nominated Theodore H. Ashford, III, A. Russell Chandler, III, William G. Miller, William G. Miller, II and Richard H. Roberts, all five of the current members of the Board of Directors, for re-election as directors at the Annual Meeting. “See “Corporate Governance – Director Nominations” below for a discussion of factors considered by the Nominating Committee in arriving at its recommendations. Each such nominee has consented to be named herein and to serve as a director, if elected.

Unless contrary instructions are received, shares of Common Stock represented by duly executed proxies will be voted in favor of the election of each of the five nominees named above to constitute the entire Board of Directors. The Board of Directors has no reason to expect that any nominee will be unable to serve and, therefore, at this time it does not have any substitute nominees under consideration.

Directors are elected by a plurality of the votes cast by holders of the shares of Common Stock entitled to vote at the Annual Meeting. Shareholders have no right to vote cumulatively for directors. Each shareholder shall have one vote for each director for each share of Common Stock held by such shareholder.

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Information concerning the nominees for election, based on data furnished by them, is set forth below. The Board of Directors has determined that Messrs. Ashford, Chandler and Roberts are independent directors under the listing standards of the New York Stock Exchange (“NYSE”).

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE FIVE DIRECTOR NOMINEES.

Information Regarding Director Nominees

Name of Director Nominee	Background Information

Theodore H. Ashford, III	Mr. Ashford, 52, has served as a director of the Company since April 2010. Mr. Ashford has served as Chief Executive Officer of Ashford Capital Management, Inc. (“ACM”) since October 2011. He has also served as Chief Investment Officer since 2007 and President since 2001 for ACM. From 1994 to 2001, Mr. Ashford served as an investment analyst for Ashford Capital Management, Inc. Prior to 1994, Mr. Ashford worked for International Management Group.

Mr. Ashford’s management experience brings valuable operations and leadership expertise to the Board of Directors. Additionally, Mr. Ashford has experience analyzing companies for investment purposes, including extensive international travel evaluating companies and markets around the world. Such investment advisory experience and financial analysis skills bring beneficial financial experience and a broad global perspective to the Board of Directors.

A. Russell Chandler, III	Mr. Chandler, 71, has served as a director of the Company since April 1994. He is founder and Chairman of Whitehall Group Ltd., a private investment firm based in Atlanta, Georgia. In 2010, Mr. Chandler formed an investor group to acquire a controlling interest in an Israeli company, Precyse Technologies Inc., which was relocated to Atlanta, Georgia. Mr. Chandler served as Chairman of Precyse Technologies Inc. from 2010 until April 2015 and as its Chief Executive Officer from May 2013 until April 2015. Mr. Chandler served as Chairman of Datapath, Inc., a company that built mobile communications trailers for military application, from October 2004 until June 2006 and he served as the Mayor of the Olympic Village for the Atlanta Committee for the Olympic Games from 1990 through August 1996. From 1987 to 1993, he served as Chairman of United Plastic Films, Inc., a manufacturer and distributor of plastic bags. He founded Qualicare, Inc., a hospital management company, in 1972 and served as its President and Chief Executive Officer until its sale in 1983.

Mr. Chandler has founded and successfully managed several companies. He also has extensive experience in analyzing businesses for the purpose of making investments. Mr. Chandler’s more than forty years of experience as a Chairman and/or Chief Executive Officer at various companies, including, among others, a private investment firm which he founded, brings key leadership, financial and operational experience to the Board of Directors.

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Name of Director Nominee	Background Information

William G. Miller	Mr. Miller, 69, has served as Chairman of the Board since founding the company in April 1994. Mr. Miller served as Co-Chief Executive Officer of the Company from October 2003 to March 2011, and Chief Executive Officer of the Company from April 1994 until June 1997. In June 1997, he was named Co-Chief Executive Officer, a title he shared with Jeffrey I. Badgley until November 1997. Mr. Miller also served as President of the Company from April 1994 to June 1996. He served as Chairman of Miller Group, Inc. from August 1990 through May 1994, as its President from August 1990 to March 1993, and as its Chief Executive Officer from March 1993 until May 1994. Prior to 1987, Mr. Miller served in various management positions for Bendix Corporation, Neptune International Corporation, Wheelabrator-Frye Inc. and The Signal Companies, Inc.

As Chairman and founder of the Company and with over twenty-five years of experience with the Company, Mr. Miller has a deep knowledge and understanding of the Company, its operating companies and its line of business and brings that knowledge and understanding to the Board of Directors. Additionally, Mr. Miller’s experience in leadership positions at various companies prior to founding the Company brings valuable leadership expertise to the Board of Directors.

William G. Miller, II	Mr. Miller II, 37, has served as a director of the Company since May 2014, our Co-Chief Executive Officer since December 2013 and President since March 2011, after serving as the Southeast Regional Vice President of Sales of Miller Industries Towing Equipment Inc. from November 2009 to February 2011. Prior to that time, Mr. Miller II served as Vice President of Strategic Planning of the Company from October 2007 until November 2009. He was instrumental in the development and construction of the Company’s Light Duty wrecker facility and then served as the General Manager of the Light Duty Product Line and facility from 2004 to 2007, and led the project to manufacture Datapath satellite trailers for military applications from 2003 to 2005. Prior to that, he served as a district sales manager for Miller Industries Towing Equipment Inc. from 2002.

As Co-Chief Executive Officer and President of the Company and with over thirteen years of experience in a variety of positions with the Company, Mr. Miller II will be able to contribute valuable insight into Company strategy and special projects and provide essential guidance to the Board of Directors from an inside perspective of the day-to-day operations of the Company.

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Name of Director Nominee	Background Information

Richard H. Roberts	Mr. Roberts, 61, has served as a director of the Company since April 1994. Mr. Roberts was appointed as the Commissioner of the Department of Revenue of the State of Tennessee in January 2011, a position he currently holds. From August 2007 until February 2008, Mr. Roberts served as the Chief Financial Officer of Friends of Fred Thompson, Inc. Mr. Roberts served as Senior Vice President and Secretary of Landair Transport, Inc. from July 1994 to April 2003, and from July 1994 until April 2003, Mr. Roberts served as Senior Vice President, General Counsel and Secretary of Forward Air Corporation. From May 1995 until May 2002, Mr. Roberts served as a director of Forward Air Corporation. Mr. Roberts also was a director of Landair Corporation from September 1998 until February 2003. Mr. Roberts was a partner in the law firm of Baker, Worthington, Crossley & Stansberry from January 1991 to August 1994, and prior thereto was an associate of the firm.

Mr. Roberts’ experience as a corporate attorney and an executive officer and general counsel of two public companies brings extensive legal, operational and public company finance experience to the Board of Directors. Through his position as Commissioner of the Department of Revenue of the State of Tennessee, Mr. Roberts brings leadership experience and a thorough and insightful perspective to a wide range of financial, regulatory and risk management issues. Additionally Mr. Roberts’ experience on the Board of Directors of companies in other industries further demonstrates his leadership capability and broad knowledge of financial and operational issues that companies face.

CORPORATE GOVERNANCE

Director Nominations

The Nominating Committee considers qualifications and characteristics that it, from time to time, deems appropriate when it selects individuals to be nominated for election to the Board of Directors. These qualifications and characteristics may include, without limitation, independence, integrity, business experience, education, accounting and financial expertise, age, diversity (including diversity of skills, background and experience), reputation, civic and community relationships and industry knowledge and experience. In addition, prior to nominating an existing director for re-election to the Board of Directors, the Nominating Committee will consider and review the existing director’s Board and committee attendance, performance and length of Board service. The composition of the current Board of Directors reflects diversity in business and professional experience and skills.

Independence, Board Meetings and Related Information

Independence

The Board of Directors has determined that a majority of the members of the Board of Directors are “independent,” as “independent” is defined under applicable federal securities laws and the listing standards of the NYSE. The independent directors are Messrs. Ashford, Chandler and Roberts.

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Meetings

The Board of Directors held five meetings during 2015. All directors attended all of the meetings of the Board of Directors and the respective committees of which they are members. The non-management directors meet in executive session as a part of the meetings of the Audit Committee. The presiding director at those sessions is selected by the non-management directors on a meeting-by-meeting basis. The Company does not require its directors to attend its annual meeting of shareholders. In 2015, four of the Company’s directors participated in the annual meeting by telephone and one director attended in person.

Communication with Directors

Interested parties may communicate with any non-management director by mailing a communication to the attention of that director at 8503 Hilltop Drive, Ooltewah, Tennessee 37363.

Committees of the Board of Directors

The Board of Directors has standing Audit, Compensation and Nominating Committees. Generally, members of these committees are elected annually by the Board of Directors, but changes to the committees may be made at the Board of Directors’ discretion at any time. These committees operate pursuant to separate written charters adopted by the Board of Directors. These charters, along with the Company’s Corporate Governance Guidelines, are available on the Company’s website at www.millerind.com through the “Investor Relations” link. In addition, copies of these charters and guidelines can be obtained upon request from the Company’s Corporate Secretary.

Audit Committee

The Audit Committee is comprised of Messrs. Ashford, Chandler and Roberts, with Mr. Roberts serving as Chairman. The Board of Directors has determined that each of the members of the audit committee is “financially literate” within the meaning of the listing standards of the NYSE, and qualifies as an “audit committee financial expert” as defined by applicable Securities and Exchange Commission (“SEC”) rules.

The Audit Committee, among other things, recommends the appointment of the Company’s independent public accountants, reviews the scope of audits proposed by the Company’s independent public accountants, reviews audit reports on various aspects of corporate operations, and periodically consults with the Company’s independent public accountants on matters relating to internal financial controls and procedures. The Audit Committee held six meetings during 2015. The report of the Audit Committee is included in this proxy statement beginning on page 22.

Compensation Committee

The Compensation Committee is comprised of Messrs. Ashford, Chandler and Roberts, with Mr. Chandler serving as Chairman. The Compensation Committee establishes, among other things, salaries, bonuses and other compensation for the Company’s officers, and administers the Company’s stock option and other employee benefit plans. The Compensation Committee held one meeting during 2015. The report of the Compensation Committee is included in this proxy statement beginning on page 13.

Nominating Committee

The Nominating Committee is comprised of Messrs. Ashford, Chandler and Roberts, with Mr. Ashford serving as Chairman. The Nominating Committee was established to evaluate candidates for service as directors of the Company and to conduct the Board’s annual self-assessment process. The Nominating Committee will consider candidates recommended by shareholders. Shareholder recommendations must comply with the procedures for director nominations set forth in Article I, Section 1.2, of the Company’s Bylaws and applicable law. The Nominating Committee held one meeting during 2015.

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Board Leadership Structure

The Board of Directors is responsible for overseeing and directing the management of the Company. Previously, our Board of Directors had chosen to have Co-Chief Executive Officers one of whom also served as Chairman of the Board. In March 2011, the Board of Directors chose to separate the positions of Chairman of the Board and Chief Executive Officer. Effective March 2011, Mr. William G. Miller began serving as the executive Chairman of the Board and Mr. Jeffrey I. Badgley began serving as the sole Chief Executive Officer of the Company and Vice Chairman of the Board. In December 2013, the Board of Directors chose to appoint a Co-Chief Executive Officer of the Company. Effective December 2013, Mr. Jeffrey I. Badgley and Mr. William G. Miller, II began serving as Co-Chief Executive Officers of the Company. Each of the standing committees of the Board of Directors, the Audit, Compensation and Nominating Committees, is chaired by an independent director and is comprised entirely of independent directors.

The Board of Directors believes that separating the positions of Chairman of the Board and the Co-Chief Executive Officers allows our Co-Chief Executive Officers to focus on our day-to-day business, while allowing the Chairman of the Board to lead our Board of Directors in its fundamental role of providing advice to and oversight of management. Our Board of Directors recognizes the time, effort and energy that the Co-Chief Executive Officers are required to devote to their respective positions in the current business environment, as well as the commitment required to serve as our Chairman, particularly as our Board of Director’s oversight responsibilities continue to grow. Although we do not have a policy mandating the separation of the roles of Chairman and the Co-Chief Executive Officers, our Board of Directors believes that having separate positions is the appropriate leadership structure for the Company at this time.

Additionally, the Board has not appointed a lead independent director. Currently, the Board consists of five directors, three of whom are independent. Due to the small size of the Board and the fact that all independent directors serve on all committees of the Board, all of the independent directors are able to closely monitor the activities of the Company and meet regularly in executive sessions without management to discuss the development and strategy of the Company. These executive sessions allow the independent directors to review key decisions and discuss matters in a manner that is independent of our Chairman and our Co-Chief Executive Officers. Therefore, the Board has determined that a lead independent director is not necessary at this time. As the composition of the Board changes and/or grows in the future, the Board of Directors intends to reevaluate the need for a lead independent director.

Risk Management

Management is responsible for the day-to-day management of risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. The Board believes that full and open communication between management and the Board of Directors is essential for effective risk management and oversight. The Board receives regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, strategic, competitive and reputational risks. Additionally, senior management is available to address any questions or concerns raised by the Board on risk management-related and any other matters.

While the Board is ultimately responsible for risk oversight at the Company, our three Board committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and, in accordance with the NYSE rules, discusses policies with respect to risk assessment and risk management. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Nominating Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance.

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Related Transactions and Business Relationships

Policy on Related Party Transactions

The Company recognizes that transactions between the Company or its subsidiaries and any of its directors or executive officers can present potential or actual conflicts of interest. Accordingly, as a general matter it is the Company’s preference to avoid such transactions. Nevertheless, the Company recognizes that there are circumstances where such transactions may be in, or not inconsistent with, the best interests of the Company. Therefore, the Company has adopted a formal policy that requires the Company’s Audit Committee to review and, if appropriate, approve or ratify any such transactions. Pursuant to the policy, the Committee will review any transaction in which the Company is or will be a participant and the amount involved exceeds $120,000, and in which any of the Company’s directors, executive officers or 5% shareholders had, has or will have a direct or indirect material interest. After its review, the Committee will only approve or ratify those transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 5, 2016, certain information with respect to the Common Stock beneficially owned by (i) each director or nominee for director, (ii) the executive officers named in the Summary Compensation Table, (iii) all executive officers and directors of the Company as a group, and (iv) all shareholders known to be beneficial owners (as that term is defined under SEC rules) of more than 5% of the Common Stock. Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the Common Stock owned by them.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)
Directors and Executive Officers
Theodore H. Ashford, III	11,139		*
A. Russell Chandler, III	84,916	(3)	*
Richard H. Roberts	29,468		*
William G. Miller	295,666		2.61%
Jeffrey I. Badgley	21,428		*
William G. Miller, II	24,500	(4)	*
Frank Madonia	1		*
J. Vincent Mish	14,000		*
Deborah Whitmire	-		-
All Directors and Executive Officers as a Group (9 persons)	481,118	(4)	4.24%
Beneficial Owners of More than 5% of the Common Stock
Royce & Associates, LLC
745 Fifth Avenue
New York, NY 10151	1,587,373	(5)	13.99%
Hotchkis and Wiley Capital Management, LLC
725 S. Figueroa Street, 39th Floor
Los Angeles, CA 90017	1,579,929	(6)	13.93%
Dimensional Fund Advisors LP
Building One
6300 Bee Cave Road
Austin, TX 78746	962,410	(7)	8.48%
BlackRock Inc.
55 East 52nd Street
New York, NY 10022	729,058	(8)	6.43%

*	Less than one percent.
(1)	Includes shares of Common Stock of which the named person or entity has the right to acquire beneficial ownership within 60 days of April 5, 2016 through the exercise of any stock option or other right.
(2)	The percentage of beneficial ownership is based on 11,345,560 shares of Common Stock outstanding on April 5, 2016, and represents the percentage that the named person or entity would beneficially own if such person or entity, and only such person or entity, exercised all options and rights to acquire shares of Common Stock that are held by such person or entity and that are exercisable within 60 days of April 5, 2016.
(3)	Includes 15,847 held by a limited partnership of which Mr. Chandler’s children are limited partners. Mr. Chandler disclaims beneficial ownership with respect to these shares.
(4)	Includes 20,000 shares issuable pursuant to presently exercisable stock options.
(5)	As reported in an amendment to Schedule 13G filed with the SEC on January 19, 2016 by Royce & Associates, LLC.
(6)	As reported in an amendment to Schedule 13G filed with the SEC on February 12, 2016 by Hotchkiss & Wiley Capital Management, LLC, a registered investment adviser.
(7)	As reported in an amendment to Schedule 13G filed with the SEC on February 9, 2016 by Dimensional Fund Advisors LP, a registered investment adviser.
(8)	As reported in an amendment to Schedule 13G filed with the SEC on January 26, 2016 by BlackRock Inc.

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COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

In 2015, the Company held a shareholder advisory vote on the compensation of its named executive officers, commonly referred to as a say-on-pay vote. The Company’s shareholders overwhelmingly approved the compensation of the named executive officers with 94.69% of shareholder votes cast in favor of the say-on-pay resolution. As the Compensation Committee evaluated its compensation policies and overall objectives for 2015, it took into consideration this strong support of the shareholders. As a result, the Compensation Committee decided to retain the general approach and structure of the Company’s executive compensation program, with an emphasis on the objectives described below. In the future, the Compensation Committee intends to continue to take the results of the annual say-on-pay vote into account.

Overview

This discussion and analysis addresses the material elements of the Company’s compensation program for named executive officers, including the Company’s compensation objectives and overall compensation philosophy, the compensation process and the administration of the compensation program. It is intended to complement and enhance an understanding of the compensation information presented in the “Summary Compensation Table” and other accompanying tables in this proxy statement.

As used in this proxy statement, the term “named executive officers” means, the Company’s Chairman; President and Co-Chief Executive Officers; Executive Vice President, Chief Financial Officer and Treasurer; Vice President and Corporate Controller; and Executive Vice President, Secretary and General Counsel as of December 31, 2015. In this “Compensation Discussion and Analysis” section, the terms “we,” “our,” “us” and the “Committee” refer to the Compensation Committee of the Company’s Board of Directors.

Compensation Objectives and Overall Compensation Philosophy

The Company’s executive compensation program is designed to enhance Company profitability, and thus shareholder value, by aligning executive compensation with the Company’s expectations and performance, and by establishing a system that can retain and reward executive officers who contribute to the long-term success of the Company. More specifically, the overall goals of the executive compensation program include:

●	offering competitive total compensation opportunities to retain talented executives;

●	providing strong links between Company performance and total compensation earned – i.e., paying for performance; and

●	emphasizing the long-term performance of the Company, thus enhancing shareholder value.

We believe that it is in the best interests of the Company’s shareholders and its named executive officers that the Company’s executive compensation program, and each of its elements, remains simple and straightforward. This approach should reduce the time and cost involved in setting the Company’s executive compensation policies and calculating the payments under such policies, and should enhance the transparency of, and the ability to comprehend, these policies.

The Board of Directors has reviewed our compensation policies and practices as generally applicable to our employees and determined that they do not encourage excessive risk or unnecessary risk taking and do not otherwise create risks that are reasonably likely to have a material adverse effect on the Company.

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Administration

The Committee has overall responsibility with respect to approving and monitoring the Company’s executive compensation program, and operates under a written Charter, which was amended and restated by the Company’s Board of Directors in March 2014. None of the members of the Committee has been an officer or employee of the Company, and the Board of Directors has considered and determined that all of the members are “independent,” as that term is defined under NYSE and SEC rules, and otherwise meet the criteria set forth in the Committee’s Charter.

In fulfilling its responsibilities, the Committee, among other things, establishes and approves the compensation level of each of the named executive officers, reviews and approves corporate goals and objectives relevant to the compensation of the named executive officers, evaluates the performance of the named executive officers in light of these goals and objectives, determines and approves compensation based on these objectives and its evaluations, establishes criteria for granting stock options to the named executive officers and the Company’s other employees, considering the recommendations of senior management, and approves such stock option grants.

We regularly review and discuss the compensation of the named executive officers with William G. Miller, the Company’s Chairman, Jeffrey I. Badgley, the Company’s Co-Chief Executive Officer, and William G. Miller, II, the Company’s President and Co-Chief Executive Officer, and consult with Messrs. Miller, Badgley and Miller II in evaluating the performance of the named executive officers. In addition, Mr. Miller may make recommendations to us regarding compensation for all of the named executive officers, other than for himself and Mr. Miller II, and each of Mr. Badgley and Mr. Miller II may make recommendations to us regarding compensation for all of the named executive officers, other than for Mr. Miller, Mr. Badgley or Mr. Miller II.

As discussed in greater detail below, the levels of each element of compensation for the named executive officers are determined based on several factors, which may include the Company’s historical performance and relative shareholder return, our informal assessment of compensation paid to executives in comparable industries, the amount and the elements of compensation provided in previous years, the terms of each named executive officer’s employment agreement with the Company, our expectations for the Company’s future financial performance and other matters that we deem relevant. In setting the compensation for our Co-Chief Executive Officers, we also reviewed and considered 2011 compensation information for chief executive officers of public companies in (i) the industrial, machinery and metal products sector as defined by Standard & Poor’s with annual sales between $200 million and $600 million, and (ii) the transportation sector as defined by Salary.com with annual sales between $200 million and $1.5 billion. In addition, we consider the level of experience and the responsibilities of each named executive officer, his performance and the personal contributions he makes to the success of the Company. Leadership skills, analytical skills, organization development, public affairs and civic involvement have been and will continue to be deemed to be important qualitative factors to take into account in considering elements and levels of compensation. We have not adopted any formal or informal policy for allocating compensation between long-term and short-term elements, between cash and non-cash or among the different possible forms of non-cash compensation.

In 2015, the Company’s executive compensation program consisted primarily of base salary and annual cash performance bonuses. While the Company has not granted any stock option awards since 2008 and currently has no plans to grant any stock option awards, stock options were at one time elements of the Company’s executive compensation program and may again become part of the Company’s executive compensation program in the future. In addition to base salary and cash bonuses, the Company has provided, and will continue to provide, its named executive officers with certain benefits, such as healthcare plans, that are available to all employees.

Elements of Compensation

Base Salary. We determine the base salary for each of the named executive officers annually based on, among other things, the executive’s experience and the scope of the executive’s responsibilities, the executive’s performance and the performance of the Company, our expectations for the Company’s future financial performance and our informal assessment of salaries paid to executives in comparable industries. The minimum levels of some of these base salaries are mandated by employment agreements with certain of the named executive officers (which are described in more detail below under the heading “Additional Discussion of Material Items in Summary Compensation Table―Employment Agreements with Named Executive Officers”). We believe that base salaries are an important part of the Company’s executive compensation program because they provide the named executive officers with a steady income stream that is not contingent upon the Company’s overall performance.

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Under William G. Miller’s employment agreement with the Company, Mr. Miller is entitled to receive a base salary that is substantially the same as the Company’s Chief Executive Officer; however, from 1999 through 2006 he declined increases to which he was entitled under his agreement. Effective July 2007, the Compensation Committee increased Mr. Miller’s salary to match the salary of Mr. Badgley in accordance with his employment agreement. For 2010, Mr. Miller’s base salary was adjusted accordingly to match Mr. Badgley’s 2010 base salary; however, Mr. Miller has in each year since 2010 declined to increase his salary to that of Mr. Badgley.

In December 2013, when Mr. Miller II was appointed the Co-Chief Executive Officer of the Company, the Compensation Committee approved a base salary for Mr. Badgley of $350,000 effective January 1, 2014 and a base salary for Mr. Miller II of $300,000 effective January 1, 2014. The Compensation Committee approved an annual base salary for Mr. Badgley of $400,000, Mr. Miller II of $400,000, Mr. Madonia of $246,750, Mr. Mish of $222,634 and Ms. Whitmire of $200,000, each effective January 1, 2015.

Annual Cash Bonuses. We utilize annual discretionary cash bonuses to provide additional compensation to the named executive officers, and to reward them for their performance. We have not adopted any formal or informal performance or other objectives for the calculation or payment of these discretionary bonuses. Instead, in determining an annual discretionary bonus, we consider, among other things, the Company’s performance for the previous year and relative shareholder value, discretionary bonuses awarded in previous years, the performance of the named executive officer and his personal contributions to the success of the Company.

Annual discretionary cash bonuses, as opposed to grants of stock options or other equity-based awards, are designed to provide additional compensation to the named executive officers, and to more immediately reward them for their performance. The immediacy of these bonuses provides an incentive to the named executive officers to raise their level of performance, and thus the Company’s overall level of performance. Thus, we believe that discretionary cash bonuses are an important motivating factor for the named executive officers.

In 2015, based primarily on the Company’s performance in 2014, we determined to pay annual discretionary cash bonuses to certain of the other named executive officers, as follows:

Frank Madonia:	$50,000
J. Vincent Mish	$30,000
Deborah L. Whitmire:	$60,000

Cash bonuses were determined based upon the Company’s performance. The amounts of such cash bonuses paid to the named executive officers are set forth in the “Summary Compensation Table.”

In April 2011, in connection with Mr. Badgley becoming the Chief Executive Officer and Vice Chairman, the Compensation Committee approved a new cash bonus plan for Mr. Badgley that was designed to emphasize the objective of maintaining profitability during every part of the business cycle. The plan provides Mr. Badgley an annual bonus equal to 1.0% of the first $20 million of the Company’s pretax net income, and 0.5% of pretax net income in excess of $20 million, subject to Compensation Committee discretion to decrease such amount as it deems appropriate. In the event that the Company incurs an annual pretax net loss at any time that Mr. Badgley remains the CEO of the Company, then bonus amounts previously paid on equivalent pretax profit would be recovered from Mr. Badgley. These amounts may be recovered by offsetting future bonuses or salary or by direct repayment from Mr. Badgley or, in the event of Mr. Badgley’s termination from employment with the Company, payments otherwise due under his employment agreement. Mr. Badgley’s total salary and bonus compensation may not exceed $975,000 annually. In each of 2015 and 2016, the Compensation Committee exercised its discretion under the bonus plan and determined that Mr. Badgley and Mr. Miller II, as the Co-Chief Executive Officers of the Company, would each receive an amount equal to half of the cash bonus that was payable under the plan. Accordingly, in 2015, the Compensation Committee awarded (i) Mr. Badgley a cash bonus of $110,000 under the plan and (ii) Mr. Miller II an annual discretionary cash bonus of $110,000, each with regard to 2014 performance. In 2016, the Compensation Committee awarded (i) Mr. Badgley a cash bonus of $126,000 under the plan and (ii) Mr. Miller II an annual discretionary cash bonus of $126,000, each with regard to 2015 performance.

In 2016, based primarily on the Company’s performance in 2015, we determined to pay annual discretionary cash bonuses to certain of the other named executive officers, as follows:

Frank Madonia:	$45,000
J. Vincent Mish	$25,000
Deborah L. Whitmire:	$70,000

Equity Awards. While we have not awarded equity-based compensation since granting stock options to the named executive officers in 2008, we may consider adopting a new equity incentive plan and granting equity-based awards in the future as a part of the Company’s overall executive compensation philosophy.

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Equity incentive awards were previously granted under the Company’s 2005 Equity Incentive Plan; however this plan expired on April 27, 2015. This plan provided us with broad discretion to fashion the terms of awards to provide eligible participants with such stock-based incentives as we deemed appropriate. It permitted the issuance of awards in a variety of forms, including non-qualified stock options and incentive stock options, stock appreciation rights, restricted stock awards and performance shares.

In general, options previously awarded under the 2005 Equity Incentive Plan for the purchase of 500 or more shares vest in four equal annual installments, and all options previously awarded under the 2005 Equity Incentive Plan for the purchase of fewer than 500 shares vest in two equal annual installments. All stock options previously awarded under the 2005 Equity Incentive Plan are exercisable until the tenth anniversary of the grant date unless otherwise earlier terminated pursuant to the terms of the individual option agreement.

Severance and Change of Control Arrangements. As discussed in more detail in the “Additional Discussion of Material Items in Summary Compensation Table―Employment Agreements with Named Executive Officers” and “Potential Payments Upon Termination or Change in Control” sections below, the named executive officers may be entitled to certain benefits upon the termination of their respective employment or change in control agreements.

Other Compensation. The named executive officers currently are entitled to participate in the Company’s health, life and disability insurance plans and in our 401(k) plan to the same extent that the Company’s employees are entitled to participate.

Policy with Respect to Qualifying Compensation for Deductibility

Section 162(m) of the Internal Revenue Code imposes a limit on tax deductions for annual compensation (other than performance-based compensation) in excess of one million dollars paid by a corporation to its Chief Executive Officer and its other three most highly compensated executive officers. The Compensation Committee does not believe that the Company’s compensation policies would result in compensation in excess of these limits but reserves the right to award nondeductible compensation when appropriate to accomplish other compensation objectives. The Committee will continue to assess the impact of Section 162(m) on its compensation practices and determine what further action, if any, is appropriate.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained under that heading in this proxy statement. On the basis of its reviews and discussions, the Committee has recommended that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and this proxy statement.

Compensation Committee
A. Russell Chandler, III, Chairman
Theodore H. Ashford, III
Richard H. Roberts

Compensation Committee Interlocks and Insider Participation

During 2015, the Compensation Committee was comprised of Messrs. Ashford, Chandler and Roberts, all of whom were non-employee, independent directors. During 2015, no executive officer of the Company served as a member of the board of directors or compensation committee of any other entity whose executive officer(s) served on the Company’s Board of Directors or Compensation Committee.

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Summary Compensation Table

The following table sets forth the compensation awarded to, earned by, or paid by the Company during the years ended December 31, 2015, 2014 and 2013, respectively, to the Company’s named executive officers.

Name and Principal Position	Year	Salary (1)		Bonus (2)	Option Awards	Non-Equity Incentive Plan Compensation (3)	All Other Compensation		Total
William G. Miller	2015	$319,737	(4)	$–	$–	$–	$1,572		$321,310
Chairman	2014	$319,737	(4)	$–	$–	$–	$1,914		$321,651
	2013	$319,737	(4)	$–	$–	$–	$1,914		$321,651
Jeffrey I. Badgley	2015	$400,015		$650	$–	$110,000	$11,290	(5)	$521,956
Co-Chief Executive Officer	2014	$350,013		$550	$–	$–	$7,350	(5)	$357,913
	2013	$450,017		$350	$–	$–	$9,623	(5)	$459,990
William G. Miller II	2015	$400,015		$110,650	$–	$–	$10,890	(5)	$521,556
Co-Chief Executive Officer	2014	$300,012		$100,550	$–	$–	$10,361	(5)	$410,923
and President	2013	$175,007		$20,350	$–	$–	$7,448	(5)	$202,805
Frank Madonia	2015	$246,760		$50,650	$–	$–	$6,973	(5)	$304,383
Executive Vice President,	2014	$235,009		$30,500	$–	$–	$7,301	(5)	$272,810
Secretary and General Counsel	2013	$225,009		$15,350	$–	$–	$6,999	(5)	$247,358
J. Vincent Mish	2015	$222,642		$30,650	$–	$–	$7,577	(5)	$260,869
Executive Vice President,	2014	$212,041		$550	$–	$–	$6,573	(5)	$219,164
Treasurer and Chief Financial Officer	2013	$225,009		$15,350	$–	$–	$7,250	(5)	$247,609
Deborah Whitmire	2015	$200,008		$60,650	$–	$–	$7,179	(5)	$267,836
Vice President and Corporate Controller	2014	$175,007		$35,550	$–	$–	$6,450	(5)	$217,007

(1)	Base salary paid to the named executive officer.

(2)	Discretionary cash bonus awarded to the named executive officer for the year indicated based on, among other factors, the Company’s performance in the previous year.

(3)	In each of 2015 and 2016, the Compensation Committee exercised its discretion under the cash bonus plan described above based upon the Company’s pretax net income for the prior year and determined that Mr. Badgley and Mr. Miller II, as the Co-Chief Executive Officers of the Company, would each receive an amount equal to half of the cash bonus that was payable under the plan. Accordingly, in 2015, the Compensation Committee awarded (i) Mr. Badgley a cash bonus of $110,000 under the plan and (ii) Mr. Miller II an annual discretionary cash bonus of $110,000, each with regard to 2014 performance. In 2016, the Compensation Committee awarded (i) Mr. Badgley a cash bonus of $126,000 under the plan and (ii) Mr. Miller II an annual discretionary cash bonus of $126,000, each with regard to 2015 performance and which will be reflected in the Summary Compensation Table in the Company’s 2017 proxy statement.

(4)	Beginning in July 2007, the Compensation Committee determined to adjust Mr. Miller’s salary on a going-forward basis to match the salary of the Co-Chief Executive Officers in accordance with Mr. Miller’s employment agreement; however, in 2015, 2014 and 2013 Mr. Miller declined to increase his salary to that of Mr. Badgley and Mr. Miller II.

(5)	Amount represents the Company’s contribution to the named executive officer’s 401(k) plan under the plan’s matching program and life insurance premiums paid by the Company on behalf of the named executive officer during the applicable fiscal year. No amounts are indicated for perquisites and other personal benefits as the value provided did not exceed $10,000.

Additional Discussion of Material Items in Summary Compensation Table

The Company’s executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table was paid or awarded, are described above under “Compensation Discussion and Analysis.” A summary of certain material terms of the Company’s compensation plans and arrangements is set forth below.

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Employment Agreements with Named Executive Officers

William G. Miller. In December 2008, the Company entered into an amended and restated employment agreement with Mr. Miller. In November 2013, under the terms of that agreement, the Board of Directors provided notice to Mr. Miller that the automatic renewing feature of the agreement was terminated. Thus, Mr. Miller’s employment agreement will terminate effective December 31, 2016. The employment agreement provides for a base salary as agreed to by the Company and Mr. Miller from time to time, but which shall in any event be substantially the same as the base salary of the Chief Executive Officer of the Company. Mr. Miller also receives certain insurance and other benefits as are generally provided by the Company to its executive employees. Mr. Miller’s employment agreement allows Mr. Miller to pursue other business related interests as long as they do not interfere with his duties for the Company. Employment may be terminated by either party upon three years’ written notice or for “cause,” as defined in the employment agreement.

Jeffrey I. Badgley. In December 2008, the Company entered into an amended and restated employment agreement with Mr. Badgley. In November 2013, under the terms of that agreement, the Board of Directors provided notice to Mr. Badgley that the automatic renewing feature of the agreement was terminated. Thus, Mr. Badgley’s employment agreement will terminate effective December 31, 2016. The employment agreement provides for a base salary that is subject to annual review and adjustment by the Board of Directors. Additionally, the employment agreement provides that Mr. Badgley will participate in the annual bonus plan discussed above under the heading “Annual Cash Bonuses” and in other benefit plans generally available to executive officers of the Company. The Company may terminate Mr. Badgley pursuant to the employment agreement for any reason upon written notice. However, if termination is for other than “just cause” (as defined in the employment agreement), Mr. Badgley is entitled to certain benefits described under the heading “Potential Payments upon Termination or Change in Control” below.

J. Vincent Mish. In December 2008, the Company entered into an amended and restated employment agreement with Mr. Mish. In November 2013, under the terms of that agreement, the Board of Directors provided notice to Mr. Mish that the automatic renewing feature of the agreement was terminated. The employment agreement terminated on Mr. Mish’s 65th birthday, which was in October 2015.

2005 Equity Incentive Plan

Equity incentive awards were previously granted under the Company’s shareholder-approved 2005 Equity Incentive Plan; however, no awards may be granted under the 2005 Equity Incentive Plan on or after April 27, 2015. The Company’s 2005 Equity Incentive Plan was a flexible plan that provided the Compensation Committee with broad discretion to fashion the terms of awards to provide eligible participants with such equity-based incentives as the Committee deemed appropriate. It permitted the issuance of awards in a variety of forms, including non-qualified stock options and incentive stock options, stock appreciation rights, restricted stock awards and performance shares. During 2015, no awards were granted to the Company's named executive officers under the 2005 Equity Incentive Plan prior to its expiration on April 27, 2015.

Contributory Retirement Plan

The Company maintains a contributory retirement plan for all full-time employees with at least 90 days of service. The plan is designed to provide tax-deferred income to the Company’s employees in accordance with the provisions of Section 401(k) of the Internal Revenue Code. The plan provides that each participant may contribute up to 15% of his or her salary. For 2015, the Company matched 50% of the first 5% of participant contributions. Matching contributions vest over the first five years of employment.

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Outstanding Equity Awards at Fiscal Year-End 2015

The following table provides information on the holdings of stock options by the named executive officers, including both unexercised and unvested awards, at December 31, 2015.

	Option Grant	Number of Shares Underlying Unexercised Options		Option Exercise	Option Expiration
Name (1)	Date (2)	Exercisable	Unexercisable	Price	Date
William G. Miller II	11/07/2008	20,000	–	$5.49	11/06/2018

(1)	None of the other named executive officers had any unexercised stock options or unvested shares of Common Stock as of December 31, 2015.
(2)	Vesting occurred in 25% increments on each yearly anniversary of the date of grant.

Option Exercises and Stock Vested in 2015

None of the Company’s named executive officers exercised any Company stock options or had any shares of Common Stock vest during 2015.

Potential Payments upon Termination or Change in Control

The Company is party to employment agreements with each of Messrs. William G. Miller and Jeffrey I. Badgley, and has entered into a change in control agreement with Mr. Badgley. Each of these employment and change in control agreements address, among other things, compensation and benefits that would be paid to the applicable named executive officer in the event that his employment is terminated for different reasons, including termination for cause or without cause, and termination in connection with a change in control. Mr. Madonia was a party to an employment agreement and a change in control agreement, but these agreements expired by their terms when Mr. Madonia attained age 65 during 2013. Mr. Mish was a party to an employment agreement and a change in control agreement, but these agreements expired by their terms when Mr. Mish attained age 65 during 2015. Ms. Whitmire does not have an employment agreement or change in control agreement with the Company.

Employment Agreements

William G. Miller. The Company’s employment agreement with Mr. Miller provides that either the Company or Mr. Miller may terminate the agreement for any reason upon three years’ prior notice, that Mr. Miller may terminate the agreement upon 60 days’ notice in the event of a change in control of the Company, and that the Company may terminate the agreement at any time for “cause,” or if Mr. Miller dies or becomes disabled. During 2013, the Board of Directors provided notice to Mr. Miller that the automatic renewing feature of his agreement was terminated. Thus, Mr. Miller’s employment agreement will terminate effective December 31, 2016. Under the employment agreement:

●	Upon any termination of Mr. Miller’s employment for “cause,” Mr. Miller will be entitled to receive all compensation due to him through his last day of employment.

●	If Mr. Miller’s employment is terminated due to death or disability, the Company will have no further liability under the employment agreement.

●	If Mr. Miller’s employment is terminated by the Company without “cause” without the required three year’s prior notice or, if such notice has been given, prior to the end of the three-year notice period, Mr. Miller will be entitled to receive a lump sum pro-rated bonus (based on the average monthly bonus earned by him for the three calendar years immediately preceding the year in which his employment is terminated) for the number of days he worked during the year in which his employment is terminated, and Mr. Miller will be entitled to receive, monthly over the shorter of a 36-month period or the remaining portion of the three-year notice period: (i) his then-current base salary; (ii) the average monthly bonus earned by him for the three calendar years immediately preceding the year in which his employment is terminated; and (iii) continued health and life insurance coverage.

Under Mr. Miller’s employment agreement, “cause” means: (i) willful malfeasance or gross negligence; or (ii) knowingly engaging in wrongful conduct resulting in detriment to the goodwill of the Company or damage to the Company’s relationships with its customers, suppliers or employees. The employment agreement also provides for confidentiality during employment, and for non-competition during employment and for a three-year period from termination if the Company terminates the agreement for cause or Mr. Miller terminates his employment in breach of the agreement.

Jeffrey I. Badgley. The Company’s employment agreement with Mr. Badgley addresses the rights and obligations of the Company in connection with the termination of Mr. Badgley’s employment in different situations including in connection with a change in control of the Company. Under the employment agreement:

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●	Upon any termination of Mr. Badgley’s employment, including if Mr. Badgley terminates his employment voluntarily, or if the Company terminates Mr. Badgley’s employment for “just cause,” Mr. Badgley will be entitled to receive all compensation due to him through his last day of employment.

●	If Mr. Badgley’s employment is terminated due to death, Mr. Badgley’s beneficiary will be entitled to receive, in one lump sum, an amount equal to: (i) 12 months of his then-current base salary; (ii) 12 months of the average monthly bonus earned by him for the three calendar years immediately preceding the year in which his employment is terminated; and (iii) a pro-rated bonus, based on the average monthly bonus earned by him for the three calendar years immediately preceding the year in which his employment is terminated, for the number of days he worked during the year in which his employment is terminated.

●	If Mr. Badgley’s employment is terminated due to disability, all of Mr. Badgley’s outstanding stock options will vest and become exercisable, Mr. Badgley (or his beneficiary) will be entitled to receive a lump sum pro-rated bonus (based on the average monthly bonus earned by him for the three calendar years immediately preceding the year in which his employment is terminated) for the number of days he worked during the year in which his employment is terminated, and Mr. Badgley (or his beneficiary) will be entitled to receive, monthly over a period of 24 months from the last day of employment: (i) his then-current base salary; (ii) the average monthly bonus earned by him for the three calendar years immediately preceding the year in which his employment is terminated; and (iii) continued health and life insurance coverage.

●	If Mr. Badgley’s employment is terminated by the Company without “just cause,” or if Mr. Badgley’s employment is terminated under circumstances that would entitle him to receive benefits under his change in control agreement (i.e., in connection with a change in control of the Company) with the Company, if any, all of Mr. Badgley’s outstanding stock options will vest and become exercisable, Mr. Badgley will be entitled to receive a lump sum pro-rated bonus (based on the average monthly bonus earned by him for the three calendar years immediately preceding the year in which his employment is terminated) for the number of days he worked during the year in which his employment is terminated, and Mr. Badgley will be entitled to receive, monthly over the shorter of a 36-month period or the remaining term of the employment agreement: (i) his then-current base salary; (ii) the average monthly bonus earned by him for the three calendar years immediately preceding the year in which his employment is terminated; and (iii) continued health and life insurance coverage; provided, that if Mr. Badgley dies during the post-termination period in which these benefits are being paid, the monthly base salary and bonus payments will continue for the shorter of 12 months after his death or the remaining term of the employment agreement.

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Under Mr. Badgley’s employment agreement, “just cause” means: (i) Mr. Badgley’s material fraud, malfeasance, gross negligence or willful misconduct with respect to the business affairs of the Company which is directly or materially harmful to the business or reputation of the Company or its subsidiaries, and which is incapable of being remedied or not remedied within 30 days of notice from the Company; (ii) Mr. Badgley’s conviction of or failure to contest prosecution for a felony or a crime involving moral turpitude; or (iii) Mr. Badgley’s material breach of the employment agreement which is incapable of being remedied or not remedied within 30 days of notice from the Company.

The employment agreement also provides for non-competition and confidentiality during employment and for a period ending two years from termination or expiration of the employment agreement (or one year if termination occurs pursuant to a change in control). The Board of Directors provided notice to Mr. Badgley that effective December 31, 2013, the automatic renewing feature of the employment agreement was terminated. Thus, Mr. Badgley’s employment agreement will terminate on December 31, 2016.

Change in Control Agreements

In September 1998, the Company entered into a change in control agreement with Mr. Badgley. The change in control agreement with Mr. Badgley was amended and restated in December 2008. The Board of Directors provided notice to Mr. Badgley that effective December 31, 2013, the automatic renewing feature of the agreement was terminated. Thus, Mr. Badgley’s change in control agreement will terminate on December 31, 2016. Under the agreement, if Mr. Badgley’s employment is terminated within six months before, or 24 months after, a “change in control” of the Company, and the termination was either by the Company (other than for cause, disability or death), or “voluntary” on the part of Mr. Badgley, then all of Mr. Badgley’s outstanding stock options will vest and become exercisable, and Mr. Badgley will be entitled to receive:

●	a lump sum payment (or, in certain circumstances, payment over 36 months) equal to the present value of 36 months of:

–	his then-current base salary; and

–	the average monthly bonus earned by him for the three calendar years immediately preceding the year in which his employment is terminated;

●	a lump sum pro-rated bonus, based on the average monthly bonus earned by him for the three calendar years immediately preceding the year in which his employment is terminated, for the number of days he worked during the year in which his employment is terminated, discounted to present value; and

●	health and life insurance benefits over the shorter of a 36-month period or the remaining term of the employment agreement.

However, any amounts paid under the change in control agreement will be reduced to the extent that Mr. Badgley receives or is entitled to receive payments in respect of the change in control under Mr. Badgley’s employment agreement. If Mr. Badgley does not actually receive payments under the employment agreement, or the employment agreement is breached by the Company, payments will be made under the change in control agreement. Additionally, under the change in control agreement, the Company has agreed to provide Mr. Badgley with a gross-up payment for federal and state income taxes and federal excise taxes imposed on any “excess parachute payment.”

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Under the change in control agreement, “voluntary” termination by Mr. Badgley means termination of employment that is voluntary on the part of the executive, and, in the judgment of Mr. Badgley, is due to: (i) a material reduction of Mr. Badgley’s authorities, duties or responsibilities resulting from a formal change in title or status, or from the assignment to Mr. Badgley of any duties inconsistent with his authorities, duties or responsibilities in effect within the year prior to the change in control, (ii) a material reduction in Mr. Badgley’s base compensation, or (iii) a Company-required involuntary relocation of Mr. Badgley’s place of residence.

Potential Payments

Assuming that a termination event or change in control occurred on December 31, 2015, the value of potential payments and benefits payable to each named executive officer who was employed by the Company on such date is summarized in the following table. Messrs. Madonia, Mish and William G. Miller II and Ms. Whitmire are not entitled to any payments or benefits that are not generally available to other U.S. salaried employees, and, thus, are not included in the table. The table excludes (i) amounts accrued through December 31, 2015 that would be paid in the normal course of continued employment, such as accrued but unpaid salary, (ii) vested account balances in the Company’s contributory retirement plan that are generally available to all of the Company’s U.S. salaried employees, and (iii) any amounts to be provided under any arrangement that does not discriminate in scope, terms or operation in favor of named executive officers and that is available generally to all salaried employees. Actual amounts to be paid can only be determined at the time of such executive’s termination.

Name and payment or benefit	Termination by Company without just cause		Involuntary termination by Company or “voluntary” termination by executive after change in control		Disability		Death

William G. Miller
Salary and bonus	$306,226	(1)	$306,226	(1)	$–		$–
Healthcare and life insurance coverage	6,662	(2)	6,662	(2)	–		–

Jeffrey I. Badgley
Salary and bonus	$461,234	(1)	$1,209,059	(3)	$850,120	(5)	$479,808	(6)
Healthcare and life insurance coverage	17,460	(2)	52,381	(4)	34,920	(7)	–
Tax gross-up	–		0	(8)	–		–

(1)	Reflects the value of (i) monthly payments over the remaining 12-month term of the executive’s employment agreement of salary and average monthly bonus and (ii) a lump sum pro-rated bonus, based on average monthly bonus, for the number of days worked by the executive during the year in which his employment is terminated.

(2)	Reflects the employer share of premiums for continued healthcare and life insurance coverage for the remaining 12-month term of the executive’s employment agreement.

(3)	Reflects the value of (i) monthly payments over 36 months of salary and average monthly bonus and (ii) a lump sum pro-rated bonus, based on average monthly bonus, for the number of days worked by the executive during the year in which his employment is terminated.

(4)	Reflects the employer share of premiums for continued healthcare and life insurance coverage for 36 months.

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(5)	Reflects the value of (i) monthly payments over 24 months of salary and average monthly bonus and (ii) a lump sum pro-rated bonus, based on average monthly bonus, for the number of days worked by the executive during the year in which his employment is terminated.

(6)	Reflects the value of a lump sum payment of (i) 12 months of salary and average monthly bonus and (ii) pro-rated bonus, based on average monthly bonus, for the number of days worked by the executive during the year in which his employment is terminated.

(7)	Reflects the employer share of premiums for continued healthcare and life insurance coverage for 24 months.

(8)	Reflects the estimated tax gross-up payment, calculated without assigning a value to the restrictive covenants to which the executive would be subject under his employment and change in control agreements.

Non-Employee Director Compensation for 2015

The current compensation program for the Company’s non-employee directors is designed to pay directors for work required for a company of Miller Industries’ size and scope and to align the director’s interests with the long-term interests of Company shareholders. During 2006, the Board reviewed publicly available surveys of director compensation and the director pay practices at some of its peer companies. Based on this review, the Board determined in 2006 that the cash and stock retainer amounts were reasonable, but that it was appropriate to also pay non-employee directors meeting fees for participation in meetings of the Board and the committees of the Board. In early 2013, the Board of Directors reviewed reports and surveys of Frederic W. Cook & Co., Inc., Pearl Meyer & Partners, and the National Association of Corporate Directors, as well as the director pay practices of many of the Russell 2000 peer companies against which the Company benchmarks its executive compensation program. None of the reports, surveys or information considered by the Board of Directors in early 2013 was customized for the Company. As a result of this review, the Board of Directors decided to increase the annual compensation of non-employee directors beginning in 2014.

Non-employee directors receive annual compensation comprised of a cash component and an equity component. Under the cash component, during 2015, each non-employee director received an annual cash payment of $32,000 as compensation for service on the Board of Directors. Additionally, each non-employee director receives a cash payment of $3,000 for each Board of Directors meeting that he attends and a cash payment of $1,000 for each committee meeting that he attends.

The Company’s Non-Employee Director Stock Plan expired by its terms on February 17, 2013. Messrs. Chandler and Roberts have each been granted an aggregate of 29,473 shares of Common Stock and Mr. Ashford has been granted 6,411 shares of Common Stock under the terms of the Company’s Non-Employee Director Stock Plan through the end of 2013.

As part of its review of the Company’s non-employee director compensation program, the Board of Directors approved the 2013 Non-Employee Director Stock Plan, which was approved by the Company’s shareholders at the 2013 Annual Meeting. Under the Company’s 2013 Non-Employee Director Stock Plan, each non-employee director is entitled to an annual award of fully-vested shares of Common Stock equal to $32,000 divided by the closing price of the Common Stock on January 1st of each year (or the closing price on the last preceding date on which sales of the Company’s Common Stock were reported). Under the equity component for 2015, each non-employee director was entitled to an annual award under the Company’s 2013 Non-Employee Director Stock Plan, to be paid in fully-vested shares of Common Stock, equal to $32,000 divided by the closing price of the Common Stock on the first trading day of such year. On January 2, 2015, each of Messrs. Ashford, Chandler and Roberts was granted 1,540 shares of Common Stock, which number of shares was determined by dividing $32,000 by $20.79, the closing price per share of Common Stock as reported on the NYSE on December 31, 2014, the closing price on the last preceding date on which sales of Common Stock were reported. Messrs. Ashford, Chandler and Roberts have each been granted an aggregate of 3,258 shares of Common Stock under the terms of the Company’s 2013 Non-Employee Director Stock Plan through the end of 2015.

The members of the Board of Directors who are employees of the Company do not receive additional compensation for Board or committee service.

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The following table reflects all compensation paid to non-employee directors during 2015.

Name (1)	Fees Earned or Paid in Cash (2)	Stock Awards (3)	Total
Theodore H. Ashford, III (4)	$55,000	$32,000	$87,000
A. Russell Chandler, III (4)	$55,000	$32,000	$87,000
Richard H. Roberts (4)	$55,000	$32,000	$87,000

(1)	Mr. Miller and Mr. Miller II served as directors of the Company during 2015 but are excluded from this section as each is an employee of the Company and did not receive additional compensation for their services as members of the Board of Directors. Mr. Miller and Mr. Miller II are two of our named executive officers.

(2)	Reflects annual cash payments plus attendance fees for the various Board and Committee meetings.

(3)	Reflects the grant date fair value of annual common stock awards. The fair value of the awards of common stock was determined by reference to the market price of the underlying shares on the grant date and in accordance with FASB ASC Topic 718.

(4)	Member of the Audit, Compensation and Nominating Committees of the Board of Directors.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules. At the 2011 annual meeting, our shareholders approved, on an advisory basis, having the advisory vote on executive compensation on an annual basis. The Board of Directors subsequently decided to hold the say-on-pay vote at each annual meeting.

As described in detail under the heading “Compensation of Executive Officers and Directors—Compensation Discussion and Analysis,” the primary objectives of our executive compensation program are to: offer competitive total compensation opportunities to retain talented executives, provide strong links between Company performance and total compensation earned, emphasize the long-term performance of the Company, thus enhancing shareholder value, and promoting and facilitating stock ownership by executive officers. Please read the “Compensation Discussion and Analysis” beginning on page 10 for additional details about our executive compensation programs, including information about the fiscal year 2015 compensation of our named executive officers.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers. Accordingly, we are asking our shareholders to vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of the Securities and Exchange Commission’s Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure, in the Company’s Proxy Statement for its 2016 Annual Meeting is hereby APPROVED.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board of Directors. However, the Compensation Committee and the Board of Directors currently intends to take into account the outcome of the most recent advisory vote on named executive officer compensation when considering future executive compensation arrangements for the named executive officers, although it is under no obligation to do so. This proposal will be approved if the number of votes cast in favor of approving the non-binding resolution exceeds those cast against it.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

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ACCOUNTING MATTERS

Audit Committee Report

The Company’s Audit Committee is comprised of three independent members, as required by applicable listing standards of the NYSE. The Audit Committee acts pursuant to a written Charter, which was amended and restated by the Board of Directors in March 2014. The Company’s management is responsible for its internal accounting controls and the financial reporting process. The Company’s independent accountants, Elliott Davis Decosimo, LLC, is responsible for performing an independent audit of the Company’s consolidated financial statements and an audit of the effectiveness of the Company's internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (U.S.) (PCAOB) and issuing reports with respect to these matters, including expressing an opinion on the conformity of the Company's audited financial statements with generally accepted accounting principles. The Audit Committee’s responsibility is to monitor and oversee these processes.

In keeping with that responsibility, the Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements with management and the independent accountants. In addition, the Audit Committee has discussed with the Company’s independent accountants the matters required to be discussed by Auditing Standard No. 16, Communication with Audit Committees, issued by the Public Company Accounting Oversight Board, and such other matters as the committee and the auditors are required to discuss under auditing standards generally accepted in the United States. In addition, the Audit Committee has received the written disclosures from the independent accountants required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent accountants their independence. The Audit Committee has also considered whether the provision of non-audit services by the independent accountants is compatible with maintaining such accountants’ independence.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s consolidated financial statements has been carried out in accordance with the standards of the PCAOB, that the consolidated financial statements are presented in accordance with generally accepted accounting principles, or that the Company’s auditors are in fact “independent.”

Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.

This report is respectfully submitted by the Audit Committee of the Board of Directors.

Audit Committee
Richard H. Roberts, Chairman
Theodore H. Ashford, III
A. Russell Chandler, III

Independent Public Accountants

General

Elliott Davis Decosimo, LLC (“Elliott Davis”), the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2015, has been appointed by the Audit Committee of the Board of Directors as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016. Representatives of Elliot Davis are expected to be present at the annual meeting to respond to appropriate questions from shareholders and will have the opportunity to make a statement should they desire to do so.

On January 9, 2015, the Company was informed by its independent registered public accounting firm, Joseph Decosimo and Company, PLLC (“Decosimo”), that its business had been acquired by Elliott Davis effective January 1, 2015 (the “Acquisition”). As a result of the Acquisition, Decosimo requested the Company’s consent to the assignment of Decosimo’s engagement letter with the Company dated April 29, 2014 to Elliott Davis. On January 14, 2015, the Audit Committee of the Company’s Board of Directors approved the assignment of Decosimo’s engagement as the Company’s independent registered public accounting firm and the resulting engagement of Elliott Davis as the Company’s independent registered public accounting firm. As previously disclosed on a Current Report on Form 8-K filed by the Company on January 14, 2015, the acquisition of Decosimo’s business by Elliott Davis may be considered to constitute a resignation by Decosimo as the Company’s independent registered public accounting firm.

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The audit report of Decosimo regarding the Company’s financial statements for the fiscal year ended December 31, 2013 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

During 2013 and 2014 and through the date of the Company’s engagement of Elliot Davis in 2015, there were no disagreements between the Company and Decosimo on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Decosimo would have caused it to make reference to the subject matter of the disagreements in connection with its reports on such periods. During 2013 and 2014 and through the date of the Company’s engagement of Elliot Davis in 2015, there were no reportable events of the type described in Item 304(a)(1)(v) of Regulation S-K.

Prior to engaging Elliot Davis, the Company did not consult with Elliott Davis with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered on the Company's financial statements, and neither a written report was provided to the Company nor oral advice was provided that Elliott Davis concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (iii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event of the type described in Item 304(a)(1)(v) of Regulation S-K.

The Company requested and received a letter from Decosimo, dated January 14, 2015, addressed to the SEC stating that Decosimo agrees with the above disclosures. A copy of such letter is filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 14, 2015.

Audit Fees

Elliott Davis and Decosimo billed fees of $287,000 for 2015 and $276,800 for 2014 for professional services rendered for the audit of the Company’s consolidated financial statements included within the Company’s Form 10-K, and review of interim consolidated financial statements included within Form 10-Qs during such periods, and for the audit of the Company’s internal control over financial reporting.

Audit-Related Fees

Elliott Davis and Decosimo did not perform any, or bill the Company for, assurance and related services related to the performance of the audit and review of financial statements for 2015 or 2014.

Tax Fees

Elliott Davis and Decosimo billed fees of $96,074 and $96,079 for tax services for 2015 and 2014, respectively.

All Other Fees

Elliott Davis and Decosimo did not perform or bill the Company for any other services during 2015 or 2014.

Approval of Audit and Non-Audit Services

The Audit Committee of the Board of Directors pre-approves all audit and non-audit services performed by the Company’s independent auditor. The Audit Committee specifically approves the annual audit services engagement. Certain non-audit services that are permitted under the federal securities laws may be approved from time to time by the Audit Committee.

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CODE OF BUSINESS CONDUCT AND ETHICS

The Company has adopted a Code of Business Conduct and Ethics that applies to its directors, officers and employees. A current copy of the Code is available on the Company’s website at www.millerind.com through the “Investor Relations” link. A copy of the Code can also be obtained upon request from the Company’s Corporate Secretary.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth aggregate information as of December 31, 2015 about all of the Company’s compensation plans, including individual compensation arrangements, under which the Company’s equity securities are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	38,000	(1)	$5.49	(1)	–	(2)
Equity compensation plans not approved by security holders	–		–		–

(1)	Includes only options outstanding under the Company’s 2005 Equity Incentive Plan, which expired on April 27, 2015. Does not include shares of common stock issued to non-employee directors under the Company’s Non-Employee Director Stock Plan, which expired on February 17, 2013, or the 2013 Non-Employee Director Stock Plan, which shares are fully vested and exercisable upon issuance.

(2)	Beginning in January 2014, grants were made annually to non-employee directors under the 2013 Non-Employee Director Stock Plan, and the number of shares of common stock to be granted to each non-employee director for a particular year is determined by dividing $32,000 by the closing price of a share of the Company common stock on the first day of such year (or the closing price on the last preceding date on which sales of the Company’s Common Stock were reported). Therefore, the number of securities remaining available for future issuance under the 2013 Non-Employee Director Stock Plan is not presently determinable.

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COMPLIANCE WITH SECTION 16(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 and the disclosure requirements of Item 405 of Regulation S-K require the directors and executive officers of the Company, and any persons holding more than 10% of any class of equity securities of the Company, to report their ownership of such equity securities and any subsequent changes in that ownership to the Securities and Exchange Commission, the NYSE and the Company. Based solely on a review of the written statements and copies of such reports furnished to the Company by its executive officers and directors, the Company believes that, during 2015, all Section 16(a) filing requirements were met.

OTHER MATTERS

Deadline for Shareholder Proposals for 2017 Annual Meeting

Any proposal intended to be presented for action at the 2017 annual meeting of shareholders by any shareholder of the Company must be received by the Secretary of the Company not later than December 21, 2016 in order for such proposal to be considered for inclusion in the Company’s proxy statement and proxy relating to that meeting. Any such shareholder proposal must meet all the requirements for such inclusion established by the Securities and Exchange Commission in effect at the time.

In addition, any proposal intended to be presented for action at the 2017 annual meeting of shareholders (other than a proposal submitted for inclusion in the Company’s proxy statement and proxy) by any shareholder of the Company must be received by the Secretary of the Company no later than 90 nor more than 120 days before that annual meeting (which deadline is currently expected to be between January 28, 2017 and February 27, 2017) in the case of a nomination for director, and no later than 60 days prior to that annual meeting (which deadline currently is expected to be March 29, 2017) in the case of any other proposal, otherwise such proposal will not be considered at the 2017 annual meeting of shareholders.

Expenses of Solicitation

The cost of solicitation of proxies will be borne by the Company, including expenses in connection with preparing, assembling and mailing this proxy statement. The Company’s executive officers or employees, who will not receive compensation for their services other than their regular salaries, may solicit proxies personally or by telephone. The Company does not anticipate paying any other compensation to any other party for solicitation of proxies, but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners.

A COPY OF THE COMPANY’S ANNUAL REPORT TO SHAREHOLDERS FOR 2015 IS ENCLOSED WITH THIS PROXY STATEMENT. COPIES OF EXHIBITS FILED WITH THE COMPANY’S ANNUAL REPORT ON FORM 10-K AND OTHER REPORTS OF THE COMPANY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ARE AVAILABLE UPON WRITTEN REQUEST AT NO COST TO THE REQUESTING SHAREHOLDER. REQUESTS SHOULD BE MADE IN WRITING TO FRANK MADONIA, EXECUTIVE VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL, MILLER INDUSTRIES, INC., 8503 HILLTOP DRIVE, OOLTEWAH, TENNESSEE 37363.

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Miller Industries, Inc IMPORTANT ANNUAL MEETING INFORMATION 000004 ENDORSEMENT LINE SACKPACK MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 27, 2016. Vote by Internet Go to www.investorvote.com/MLR Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A PROPOSALS 1. Election of Directors. Nominees: For Withhold For Withhold For Withhold 01 - Theodore H. Ashford, III 04 - William G. Miller, II 02 - A. Russell Chandler, III 05 - Richard H. Roberts 03 - William G. Miller THE BOARD OF DIRECTORS FAVORS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THE PROXY WILL BE SO VOTED. 2. Non-binding resolution to approve the compensation of the Company’s named executive officers. For Against Abstain THE BOARD OF DIRECTORS FAVORS A VOTE “FOR” THE NON-BINDING RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THE PROXY WILL BE SO VOTED. 3. Other Business: For the transaction of such other business as may lawfully come before the meeting, hereby revoking any proxies as to said shares heretofore given by the undersigned and ratifying and confirming all that said attorneys and proxies may lawfully do by virtue hereof. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Signature should agree with the name(s) hereon. Executors, administrators, trustees, guardians, custodians and attorneys should so indicate when signing. For joint accounts each owner should sign. Corporations should sign their full corporate name by a duly authorized officer. If a partnership, sign in full partnership name as an authorized signatory. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. C 1234567890 1 U P X J N T 2 7 7 9 6 9 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 02C7TB

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Miller Industries, Inc. This Proxy is Solicited by the Board of Directors for the Annual Meeting of Shareholders to be Held on May 27, 2016 The undersigned shareholder of Miller Industries, Inc. hereby constitutes and appoints William G. Miller, William G. Miller, II and Frank Madonia, or any of them, the true and lawful attorneys and proxies of the undersigned with full power of substitution and appointment, for and in the name, place and stead of the undersigned, to vote all of the undersigned's shares of Common Stock of Miller Industries, Inc., at the Annual Meeting of the Shareholders to be held at 879 College Drive, Dalton, Georgia 30720, on Friday, the 27th of May, 2016, at 9:00 a.m., Eastern Time, and at any and all adjournments thereof as indicated on the reverse side. This proxy is revocable at or at any time prior to the meeting. Please sign and return this proxy to Computershare Investor Services, LLC, P.O. Box 43102, Providence, RI 02940-5067, in the accompanying prepaid envelope. THE BOARD OF DIRECTORS FAVORS A VOTE “FOR” EACH OF THE NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSAL 2 AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THE PROXY WILL BE SO VOTED. It is understood that this proxy confers discretionary authority in respect to matters not known or determined at the time of the mailing of the notice of the meeting to the undersigned. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders dated April 20, 2016 and the Proxy Statement furnished therewith. C Non-Voting Items Change of Address — Please print new address below. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.